SUBADVISORY AGREEMENT
THIS SUBADVISORY AGREEMENT (the “Agreement”) is entered into as of the 12th day of December, 2021 by and between Robert W. Baird & Co. Incorporated, a Wisconsin corporation (“Advisor”), and Greenhouse Funds LLLP, a limited liability limited partnership organized under the laws of Delaware (“Subadvisor”).
W I T N E S S E T H
WHEREAS, Baird Funds, Inc., a Wisconsin corporation (the “Corporation”), is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), offering various mutual funds or series of the Corporation (each, a “Series” and collectively, the “Series”);
WHEREAS, Advisor is a federally registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), engaged in the business of rendering investment advisory services;
WHEREAS, pursuant to an Investment Advisory Agreement between the Corporation and the Advisor dated December 12, 2021 (the “Advisory Agreement”), the Corporation has retained Advisor to act as its investment advisor with respect to certain Series;
WHEREAS, the Advisory Agreement permits Advisor to delegate certain of its duties to a subadvisor, subject to the requirements of the 1940 Act; and
WHEREAS, Advisor desires to retain Subadvisor as subadvisor with respect to the Baird Equity Opportunity Fund (f/k/a the Baird SmallCap Value Fund) (the “Fund”).
NOW, THEREFORE, Advisor and Subadvisor mutually agree as follows:
1.Appointment of the Subadvisor. Advisor hereby appoints Subadvisor as subadvisor for the Fund, and Subadvisor agrees to accept such appointment. Subject to the direction of the Board of Directors (the “Board” or the “Directors”) of the Corporation and the supervision of Advisor, Subadvisor shall manage the investment and reinvestment of the assets of the Fund in accordance with the Fund’s investment objective and policies and limitations, for the period and upon the terms herein set forth.
2.Duties of Subadvisor.
(a)Investments. Subject to the 1940 Act, the directions of Advisor and the Board, the investment objective, policies and restrictions of the Fund as set forth in the Corporation’s current registration statement on Form N-1A and the compliance policies and procedures applicable to the Fund, Subadvisor shall have the sole and exclusive responsibility for making all investment decisions for the Fund, including the purchase, retention, monitoring and disposition of investments (the “Investments”) on behalf of the Fund. In providing these services, Subadvisor will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Investments. Advisor will provide Subadvisor with reasonable assistance in connection with Subadvisor’s activities under this Agreement, including without limitation, providing such information concerning the Fund, its daily funds available for investment and general affairs of the Corporation as Subadvisor may request.
(b)Allocation of Brokerage. Subject to the supervision of Advisor and the Board, Subadvisor is authorized and directed to establish and maintain accounts on behalf of the Fund, place orders for the purchase and sale of Investments with or through such persons, brokers or dealers as Subadvisor may select, and negotiate commissions to be paid on such transactions. In selecting brokers or dealers and placing orders, Subadvisor will seek to obtain the most favorable combination of price and execution available (considering all factors it deems relevant under the circumstances, including price, size of transaction, nature of the market for the security, amount of commission, if any, timing, reputation of broker or dealer and other factors), except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as provided below.
Subadvisor may cause the Fund to pay a broker that provides brokerage and research services to the Subadvisor a commission in excess of the commission that another broker would have charged for effecting that transaction provided: (i) Subadvisor determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker in the terms of the particular transaction; (ii) such commission is paid in material compliance with all applicable state and federal laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with this Agreement; and (iii) in the opinion of the Subadvisor, the total commissions paid by the Fund will be reasonable in relation to the services received. Subadvisor shall provide such information regarding any such “soft dollar” arrangements that the Subadvisor maintains with respect to the Fund as may be requested from time to time by the Corporation, the Board or Advisor.
To the extent not prohibited by applicable law, Subadvisor may aggregate the securities to be sold or purchased to seek to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of these securities and the expenses incurred in the transaction will be made by Subadvisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and Subadvisor’s other clients.
(c)Affiliated Transactions. Subadvisor and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to the Fund or any Series; provided, however, Subadvisor may purchase securities or other instruments from or sell securities or other instruments to the Fund or any Series if such transaction is (i) permissible under applicable law and the Fund’s procedures or in accordance with an exemptive order and (ii) approved in advance by Advisor. In the event of any such transaction, the transaction shall be reported to the Board on a quarterly basis.
(d)Books and Records. Subadvisor will maintain all books and records required to be maintained pursuant to the 1940 Act with respect to its management of the Fund, including without limitation, a daily ledger of such assets and liabilities relating thereto and brokerage and other records of all securities transactions, and will furnish to Advisor, the Board or the Corporation, in a timely manner, copies of all such books and records upon written request. Subadvisor will also preserve such books and records for the periods prescribed in Rule 31a-2 under the 1940 Act. All books and records shall remain the sole property of the Corporation and shall be promptly surrendered to the Corporation upon request, provided that Subadvisor may retain a copy of the books and records. Upon reasonable request during any business day, all books and records maintained by Subadvisor under this Agreement will be promptly made available to the Corporation, the Board or Advisor.
(e)Information Provided by Subadvisor. As Advisor or the Board may reasonably request, Subadvisor will furnish reports on portfolio transactions and reports on Investments held in the Fund in such detail as the requesting party may reasonably request. Subadvisor will prepare, subject to review by Advisor, a letter to shareholders to be included in the Fund’s semi-annual reports. As mutually agreed upon by the parties to this Agreement, Subadvisor also will provide the Corporation, the Board and Advisor quarterly economic and investment analyses and reports or other investment services normally available to Subadvisor’s other clients. Upon reasonable advance notice, Subadvisor will make its officers and employees available to meet with Advisor and the Board at the Corporation’s principal place of business or another mutually agreed location to review the Investments of the Fund. Subadvisor will provide reasonable prior notice to the Corporation and Advisor of material changes in investment strategy, tactics or key personnel or of any material changes to Subadvisor’s ownership or control. Subadvisor also will provide information or perform additional acts as are customarily performed by a subadvisor or which are required for the Fund or the Adviser to comply with their respective obligations under applicable law, including without limitation the Internal Revenue Code of 1986, as amended, the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), and any state securities law, rule or regulation.
(f)Custody Arrangements. Subadvisor acknowledges receipt of a Custody Agreement for the Fund and, to the extent within its control, will comply in all material respects with the provisions of that agreement that relate to the Subadvisor’s duties hereunder. On each business day, Subadvisor will provide the Fund’s custodian with information relating to all transactions concerning the Fund’s assets as Advisor or the custodian reasonably requests.
(g)Voting of Proxies. Subadvisor shall be responsible for voting proxies with respect to securities held by the Fund in a manner which it reasonably believes best serves the interests of Fund shareholders and in accordance with the Subadvisor’s proxy voting policies as adopted by the Board. Subadvisor shall provide the Corporation, in a timely manner, the proxy voting records of the Fund as required by Form N-PX and such other information regarding proxy voting as may reasonably be requested by the Board or Advisor.
(h)Exercise of Security Rights. Subadvisor shall exercise all rights of security holders with respect to securities held by each Fund in addition to voting proxies as set forth in (g), above, including, but not limited to: converting, tendering, exchanging or redeeming securities, providing information related to class action litigation (including litigation with respect to securities previously held), and exercising rights in the context of bankruptcy or other reorganization.
(i)Agent. Subject to any other written instructions of Advisor, the Corporation or the Board, Subadvisor is hereby appointed as Advisor’s, the Corporation’s and the Fund’s agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts and other documents as Subadvisor is requested by brokers, dealers, counterparties and other persons in connection with its management of the Investments; provided, however, that any such documentation that the Subadvisor shall execute shall comply in all material respects with all laws, rules and regulations applicable to the business of the Corporation, including but not limited to the 1940 Act and the rules and regulations thereunder. Subadvisor shall provide Advisor and the Corporation with copies of any documents executed on behalf of the Corporation or the Fund hereunder as soon as possible after the execution of any such documents.
(j)Compliance with Applicable Law and Governing Documents. With respect to all matters relating to its performance under this Agreement, Subadvisor and its directors, officers, partners and employees will act in accordance in with applicable law and with the Corporation’s governing instruments and regulatory filings, including the Corporation’s Articles of Incorporation, By-Laws, currently effective Registration Statement under the 1940 Act and the 1933 Act, Notice of Eligibility under Rule 4.5 of the Commodity Exchange Act (the “CEA”) and compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act and the Fund’s Prospectus, policies and procedures, copies of which Advisor has provided to Subadvisor prior to the date hereof (collectively, “Governing Instruments and Regulatory Filings”), and any reasonable instructions or directions of the Corporation, the Board or Advisor provided in writing. Advisor will promptly provide Subadvisor with any material amendments, supplements or other changes to the Governing Instruments and Regulatory Filings, and upon receipt, Subadvisor will act in accordance with such amendments, supplements or other changes. Subadvisor is responsible for identifying and complying with all applicable laws and regulations of the jurisdiction in which securities held by the Fund are traded, including any applicable foreign ownership limits.
(k)Corporation’s Name; Advisor’s Name. Subadvisor will have no rights relating to the Corporation’s name, the Fund’s name or in the name “Baird” as it is used in connection with investment products, services or otherwise, and Subadvisor will make no use of such names without the express written consent of the Corporation, the Fund or Advisor, as the case may be; provided that notwithstanding anything in this Agreement, Subadvisor shall be entitled to use the Fund’s name and the name “Baird” in Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization and in marketing materials for the limited purpose of indicating that Subadvisor is the subadvisor to the Fund. Subadvisor may use the Fund’s name and “Baird” in marketing materials for other purposes subject to prior review and approval by Advisor.
(l)Personal Securities Transactions. Subadvisor has implemented policies and procedures reasonably designed to comply with Rule 17j-l under the 1940 Act. Subadvisor will comply in all material respects with Rule 17j-l under the 1940 Act and Rule 204A-1 under the Advisers Act. Upon reasonable request during any business day, Subadvisor will promptly make available to Advisor, the Corporation or the Board any reports concerning the Fund required to be made by Subadvisor pursuant to Rule 17j-1 under the 1940 Act.
(m) Fair Valuation. In accordance with the Fund’s valuation procedures, as amended from time to time, Subadvisor shall provide appropriate assistance with fair valuation of those securities in which it invests the Fund’s assets for which readily available market prices are unavailable.
(n)Regulatory Filings. Subadvisor will make available and provide such information as the Corporation or Advisor may reasonably request with respect to the Subadvisor, the Fund and its performance for use in the preparation of the Corporation’s registration statement, reports and other documents required by any applicable law or regulation. Subadvisor will provide a back-up certification to Advisor in a form reasonably satisfactory to each party relating to the Corporation’s periodic reports on Form N-CSR, Form N-CEN, Form N-Q and Form N-PORT with respect to matters of which Subadvisor has firsthand knowledge. The Subadvisor shall provide any necessary documentation and/or certification required by any other regulatory filing applicable to the Fund, including, without limitation, Form N-PX.
(o)Compliance Oversight. Subadvisor agrees to cooperate with periodic reviews of Subadvisor’s compliance program by the Fund’s compliance personnel in performance of their responsibilities under Rule 38a-1 under the 1940 Act. Subadvisor agrees to provide to the Corporation copies of its compliance program and such additional information and certifications as may reasonably be requested by the Corporation’s and Advisor’s compliance personnel. Subadvisor agrees to promptly notify Advisor of any material compliance violations which affect the Fund.
(p)Section 15(c) Request for Information. Subadvisor shall provide such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.
(q)Liquidity Risk Management. The Subadvisor agrees to assist with the liquidity classifications and such other duties that may reasonably be delegated to a subadvisor under the Fund’s liquidity risk management program in accordance with Rule 22e-4 under the 1940 Act.
(r)Derivatives Risk Management. The Subadvisor agrees to comply with the restrictions on the Fund’s use of derivatives set forth in the positions of the SEC staff or Rule 18f-4 under the 1940 Act, as applicable, and the Fund’s derivatives risk management program, when implemented in accordance with Rule 18f-4.
3.Services Exclusive; Non-Solicitation.
(a)Except as consented to by Advisor in writing (which consent shall not be unreasonably withheld), during the term of this Agreement and for a period of one year thereafter, Subadvisor (and its successors) and any person or entity controlled by Subadvisor will not directly or indirectly, or cause its employees to, act as investment advisor or subadvisor or render investment advice to or sponsor, promote or distribute any long-only mutual fund (other than the Fund) or exchange-traded fund that invests primarily in U.S. equity securities similar in type to those in which Subadvisor invests for its long-only private investment fund; provided that, this exclusivity provision shall not apply if after five years the Fund does not have assets of at least $200 million, the Advisor terminates this Agreement or elects not to renew this Agreement, the Advisor and Subadvisor mutually terminate this Agreement, or if this Agreement is terminated by the Board or by the shareholders of the Fund.
(b)Except as consented to by Advisor in writing, during the term of this Agreement and for a period of one year thereafter, Subadvisor (and its successors) and any person or entity controlled by Subadvisor will not directly or indirectly, or cause its employees to, knowingly solicit any investors in the Fund for the purpose of providing investment advice to such investors (other than through the Fund) for a fee or other form of compensation.
4.Duties of Advisor. Advisor will continue to be responsible for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadvisor’s performance under this Agreement.
5.Independent Contractor. Subadvisor will be an independent contractor in performing its duties under this Agreement and unless otherwise expressly provided herein or otherwise authorized in writing, will have no authority to act for or represent the Corporation, the Fund or Advisor in any way or otherwise be deemed an agent of the Corporation, the Fund or Advisor.
6.Compensation.
(a)Advisor will pay Subadvisor a fee (the “Subadvisory Fee”) for its services to the Fund at an annual rate set forth on Exhibit A.
(b)The Subadvisory Fee shall be computed daily and shall be paid monthly to the Subadvisor on or before the last business day of the next succeeding calendar month. Along with each such monthly payment Advisor shall provide Subadvisor with a schedule showing the manner in which such fee was computed.
(c)If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

7.Expenses. Subadvisor shall bear its own expenses incurred by it in connection with its services under this Agreement other than the cost of Investments (including brokerage commissions and other transaction charges, if any, on such investments) purchased or sold by the Fund. In addition, Subadvisor will, from time to time at its sole expense, employ such persons as it reasonably believes to be qualified to assist it in the execution of its duties hereunder. In addition, Subadvisor shall pay the expenses relating to costs of any special meeting of the Board or shareholders of the Fund convened due to a change of control or otherwise for the primary benefit of the Subadvisor. Except to the extent provided in this Section 7, Subadvisor shall not be responsible for the Fund’s or the Advisor’s expenses, including, but not limited to, the following: (a) charges and expenses for determining the Fund’s net asset value and the maintenance of the Fund’s books and records and related overhead; (b) the charges and expenses of the Fund’s legal counsel and auditors; (c) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent, fund accounting service provider and/or administrator appointed by the Fund; (d) brokers’ commissions, and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (e) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Fund to federal, state or other government agencies; (f) fees and expenses required to be paid for registration with the Securities and Exchange Commission (the “SEC”), or any fees and expenses required to be paid for the sale of the Fund’s shares in any state; (g) expenses related to shareholders’ and directors’ meetings (except in relation to any meetings convened for the primary benefit of Subadvisor as set forth above), and the preparation, printing and distribution of prospectuses, proxy statements, reports to shareholders and other sales literature of the Fund; (h) distribution fees payable pursuant to Rule 12b-1 under the 1940 Act; (i) other payments made to financial intermediaries with respect to the Fund for sub-transfer agent or other administrative services or distribution support; and (j) compensation payable to the Corporation’s directors (except in relation to any meetings convened for the primary benefit of Subadvisor as set forth above).
8.Sales Literature. Advisor and Subadvisor acknowledge that advertising and sales literature relating to investment companies (such as the Corporation) are subject to strict regulatory oversight. Subadvisor agrees to submit any proposed advertising, marketing material or other sales literature for the Fund (or any other Series) for itself or its affiliates to the Fund’s distributor for review and filing with the appropriate regulatory authorities at least 10 days prior to the release of any such material; provided, however, that Subadvisor shall not be obligated to produce any advertising or sales literature for the Fund.
9.Representations and Warranties of Subadvisor. Subadvisor represents and warrants to Advisor, the Corporation, and the Fund as follows:
(a)Subadvisor: (i) is registered as an investment adviser under the Advisers Act; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order the perform the services contemplated by this Agreement; and (iv) has the authority to enter into and perform the services contemplated by this Agreement.
(b)Neither Subadvisor nor any officer, director, partner or employee of Subadvisor is subject to any event set forth in Section 9 of the 1940 Act that would disqualify Subadvisor from acting as an investment adviser to an investment company under the 1940 Act. Subadvisor will promptly notify Advisor of the occurrence of any event that would disqualify the Subadvisor from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(c)Subadvisor will not engage in any futures transactions, options on futures transactions or any other transactions subject to the CEA on behalf of the Fund prior to Subadvisor filing a notice of exemption under the CEA with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association or becoming otherwise qualified to act as a commodity trading advisor or community pool operator, as applicable, under the CEA.
(d)Subadvisor is a limited liability limited partnership duly organized and validly existing under the laws of Delaware with the power to carry on its business as it is now being conducted.
(e)The execution, delivery and performance by Subadvisor of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by Subadvisor of this Agreement do not contravene or constitute a default under any provision of applicable law, rule or regulation, Subadvisor governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon Subadvisor.
(f)This Agreement is a valid and binding agreement of Subadvisor.
(g)Subadvisor has provided its current Form ADV, client brochure, applicable brochure supplements and Form CRS (collectively, the “Form ADV”) to Advisor (and will promptly provide to Advisor all amendments thereto), and each Form ADV provided to Advisor is and will be a true and complete copy of Subadvisor’s Form ADV and, to the best of Subadvisor’s knowledge and belief, the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
(h)Subadvisor has provided its Code of Ethics complying with Rule 204A-1 under the Advisers Act and Rule 17j-1(c) under the 1940 Act to Advisor along with the certification required by Rule 17j-1(c)(1)(ii) under the 1940 Act. In accordance with Rule 17j-1, the Subadvisor will submit any material changes to such Code of Ethics to the Board for approval no later than six months after its adoption of the material changes. During the term of this Agreement, Subadvisor will annually certify to the Board that it has adopted procedures reasonably necessary to prevent persons subject to such Code from violating the Code of Ethics, and will provide a written report no less frequently than annually that describes any issues arising under the Code, including information about material violations of the Code and sanctions imposed in response thereto.
(i)Subadvisor has adopted, maintains and implements written compliance policies and procedures as required by Rule 206(4)-7 under the Advisers Act, including written policies and procedures with regard to the protection of customer records and information, as required by Regulation S-P. Subadvisor will provide Advisor with a summary of its policies and procedures and, upon reasonable request by Advisor, shall either (i) certify that Subadvisor has complied in all material respects with such policies and procedures or (ii) provide a written report to Advisor describing any material violations of such policies and procedures;
(j)Subadvisor has adopted proxy voting policies which comply in all material respects with the requirements of the 1940 Act.
(k)Subadvisor shall exercise sole investment discretion over the Fund for purposes of all applicable filing requirements under the 1934 Act, including without limitation Sections 13(d), (g) and (f), and shall file all such documents with the SEC;

(l)Subadvisor will deliver to Advisor and the Corporation copies of any material amendments, supplements or updates to any of the information provided to Advisor promptly after becoming available and
(m)Subadvisor shall maintain business continuity, cyber-security, disaster recovery and backup capabilities and facilities in keeping with industry standards and SEC requirements through which the Subadvisor will be able to perform its obligations hereunder with minimal disruptions or delays. Upon request, the Subadvisor shall provide to the Adviser access to its written business continuity, cyber-security, disaster recovery and backup plan(s) together with sufficient information and written certifications regarding such plans to assist the Fund and the Chief Compliance Officer of the Corporation in complying with Rule 38a-1 under the 1940 Act. Subadvisor represents that it tests its business continuity, cyber-security, and disaster recovery and backup plan(s) on at least an annual basis, and shall, at the Adviser’s request, provide the Adviser with information regarding the results of its testing.
10.Representations and Warranties of Advisor. Advisor represents and warrants to Subadvisor, as follows:
(a)Advisor is registered as an investment advisor under the Advisers Act.
(b)Advisor is a corporation duly organized and validly existing under the laws of Wisconsin with the power to carry on its business as it is now being conducted.
(c)The execution, delivery and performance by Advisor of this Agreement are within its powers and have been duly authorized by all necessary action, and Advisor has caused to be taken all necessary action under the Advisory Agreement and the 1940 Act to authorize the appointment of Subadvisor under this Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement;
(d)This Agreement is a valid and binding agreement of Advisor and the Corporation on behalf of the Fund.
(e)Advisor has provided to Subadvisor the Corporation’s current Registration Statement on Form N-1A relating to the Fund and agrees to promptly provide Subadvisor with all supplements or amendments thereto relating to the Fund and to advise Subadvisor promptly in writing of any changes in the Fund’s investment policies or restrictions.
11.Survival of Representations and Warranties. All representations and warranties made by the parties pursuant to Sections 9 and 10 will survive for the duration of this Agreement, and each party will immediately notify the other party in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.
12.Liability and Indemnification.
(a)Liability. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of Subadvisor of its duties or obligations under this Agreement, Subadvisor shall not be subject to any liability to Advisor for any act or omission in the course of, or in connection with, rendering services hereunder or for any loss suffered by Advisor, the Corporation, the Fund (including losses that may be sustained in the purchase, holding or sale of Investments), or its shareholders in connection with matters to which this Agreement relates. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of Advisor of its duties or obligations under this Agreement, Advisor shall not be subject to any liability to Subadvisor for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Investments; provided, however, that nothing herein shall relieve Advisor or Subadvisor from any of their respective obligations under applicable law, including without limitation, federal and state securities laws and the CEA. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Corporation or any shareholder of the Fund may have under any federal securities or state law.
(b)Indemnification. Subadvisor shall indemnify Advisor and the Corporation, on behalf of the Fund, and each of their respective officers, directors and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act), for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of Subadvisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA. Advisor shall indemnify Subadvisor and its respective managing members, officers, directors and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act) for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.
13.Duration and Termination.
(a)Duration. This Agreement shall become effective with respect to the Fund after it has been approved in accordance with the requirements of the 1940 Act and the Exhibit relating to such Fund has been executed by Advisor and Subadvisor and shall continue in effect for two years from its effective date and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually (i) by the vote of a majority of the Directors of the Corporation, including a majority of the Directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in the manner required by the 1940 Act and the rules or exemptive relief thereunder or (ii) by the vote of a majority of the outstanding “voting securities” (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Fund.
(b)Termination. Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty: (i) by the vote of a majority of the Board or by the vote of a majority of the outstanding voting securities of the Fund upon not less than 60 days’ written notice to Subadvisor; (ii) by Advisor upon not less than 120 days’ written notice to the Board and Subadvisor; or (iii) by Subadvisor upon not less than 120 days’ written notice to Advisor and the Board. This Agreement may also be terminated at any time with respect to the Fund, without payment of any penalty, upon the mutual consent of Advisor and Subadvisor. This Agreement shall also terminate automatically in the event of its “assignment” (as defined in Section 2(a)(4) of the 1940 Act) or upon the termination of the Advisory Agreement.
14.Amendment. This Agreement may be amended with respect to the Fund by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by (i) the affirmative vote of a majority of the Board, including a majority of Directors who are not “interested persons” of the Fund or Advisor, cast in the manner required by the 1940 Act and the rules or exemptive relief thereunder, at a meeting called for such purpose and (ii) if necessary, by a vote of a majority of the outstanding “voting securities” (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Fund.

15.Confidentiality.
(a)Subject to the duties of the parties to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, each party shall treat as confidential all non-public information pertaining to the Fund and the actions of Subadvisor, Advisor and the Corporation in respect thereof. Subadvisor agrees to adhere to the privacy policies adopted by the Corporation pursuant to Regulation S-P under the Gramm-Leach-Bliley Act. Subadvisor has adopted, implemented and agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund’s shareholders in compliance with Regulation S-P. Subadvisor will not share any nonpublic personal information concerning the Fund’s shareholders with any other party except as necessary for the performance of duties under this Agreement or as required by law or allowed under one of the exceptions set forth in Regulation S-P.
(b)In addition to the obligations set out in Section 15(a), each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, officers, directors, employees, advisers, auditors and the Fund’s service providers who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, research, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.
16.Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt or by electronic transmission, to the parties at their principal places of business, which may from time to time be changed by the parties by notice to the other party. As of the date of this Agreement, the addresses of the parties are:
Advisor:
Robert W. Baird & Co. Incorporated
Attention: Reik Read
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
E-Mail: rread@rwbaird.com

Subadvisor:
Greenhouse Funds LLLP
Attention: Joe Milano
650 South Exeter Street, Suite 1080
Baltimore, Maryland 21202
E-Mail: jmilano@greenhousefunds.com

17.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the internal laws of the State of Wisconsin,

without giving effect to conflicts of laws principles; provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, Advisers Act or the rules and regulations promulgated with respect to such respective Acts.
18.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.
19.Third Party Rights. In addition to the parties hereto, this Agreement is intended to be for the benefit of the Corporation, which is intended to be a third-party beneficiary hereunder and may, as such, exercise such rights as if it were Advisor. With the exception of such parties, no other party shall have any rights hereunder.
20.Severability. If any provision of this Agreement is held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.
21.Miscellaneous. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof. Specifically, as used in this Agreement, “investment company,” “affiliated person,” “interested person,” “assignment,” “broker,” “dealer” and “affirmative vote of the majority of the Fund’s outstanding voting securities” shall all have such meaning as such terms have in the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ROBERT W. BAIRD & CO. INCORPORATED on behalf of the Baird Equity Opportunity Fund

By: /s/ Reik Read
Name: Reik Read
Title: Managing Director

GREENHOUSE FUNDS LLLP

By: /s/ Patrick J. Mitchell
Name: Patrick J. Mitchell
Title: CFO

EXHIBIT A
to the
Subadvisory Agreement

BAIRD EQUITY OPPORTUNITY FUND

The Subadvisory Fee shall be equal to an annual rate of 1.00% of the average daily net assets of the Fund.